                                                                      Exhibit 12

EATON CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES

                                                           Pro forma   Nine    Nine   Pro forma
                                                          nine months months  months   year
                                                             ended     ended   ended   ended
                                                             Sept.     Sept.   Sept.    Dec.          Year ended December 31
                                                              30,       30,     30,      31,    ----------------------------------
(Millions of dollars)                                        1999      1999    1998     1998    1998    1997   1996    1995   1994
---------------------                                        ----      ----    ----     ----    ----    ----   ----    ----   ----

Income before income taxes & extraordinary item               $ 595   $ 595   $ 395   $ 485   $ 485   $ 668   $ 485   $ 592   $ 488
Adjustments
      Minority interests in consolidated subsidiaries             1       1      (1)     (2)     (2)      1       1       0      (2)
      Income of equity investees                                 (1)     (1)      3       3       3      (7)    (14)     (9)     (3)
      Amortization of capitalized interest                        6       6       5       7       7       8       8       7       6
      Distributed income of equity investees                      0       0       2       2       2       4       5       5       3
      Interest expensed                                         123     118      70      99      93      86      85      86      83
      Amortization of debt issue costs                            0       0       0       0       0       1       1       0       0
      Estimated portion of rent expense representing interest    26      26      23      30      30      26      24      22      22
                                                              ---------------------------------------------------------------------
Adjusted income before income taxes                           $ 750   $ 745   $ 497   $ 624   $ 618   $ 787   $ 595   $ 703   $ 597
                                                              =====================================================================

Fixed charges
      Interest expensed                                       $ 123   $ 118   $  70   $  99   $  93   $  86   $  85   $  86   $  83
      Interest capitalized                                       13      13      11      16      16      12       8      10      10
      Amortization of debt issue costs                            0       0       0       0       0       1       1       0       0
      Estimated portion of rent expense representing interest    26      26      23      30      30      26      24      22      22
                                                              ---------------------------------------------------------------------
Total fixed charges                                           $ 162   $ 157   $ 104   $ 145   $ 139   $ 125   $ 118   $ 118   $ 115
                                                              =====================================================================

Ratio of earnings to fixed charges                             4.63    4.75    4.78    4.30    4.45    6.30    5.04    5.96    5.19
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